UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

AMERICAN RESTAURANT CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54226 (Commission File Number)	59-3649554 (IRS Employer Identification No.)

1405 West Pinhook Road, Suite 102 Lafayette, Louisiana (Address of principal executive offices)	70503 (Zip Code)

Registrant’s telephone number, including area code: (904) 741-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On July 31, 2013, American Restaurant Concepts, Inc. (the “Company”) appointed Richard W. Akam as the Company’s Chief Executive Officer, Chief Financial Officer and Secretary.

Mr. Akam, age 57, has served as the Chief Operating Officer of the Company since January 2013. Prior to joining the Company, he served as the Chief Operating Officer of Ker’s WingHouse from September 2012 to January 2013 and served as the Chief Operating Officer of Twin Peaks Restaurants from May 2011 to July 2012. Mr. Akam also served as the Chief Operating Officer of First Watch Restaurants from February 2005 to December 2008 and as the Chief Operating Officer of Raving Brands from October 2003 to February 2005.  Prior to that, he served in various roles with Hooters of America for a period of approximately 20 years, including serving as its President and Chief Executive Officer from 1995 to 2003.  Mr. Akam currently serves as the Manager of Akam & Associates, LLC, a restaurant consulting firm that he founded in 2009 that provides consulting services to the restaurant industry.  He earned a Bachelor of Arts degree from the University of Louisville.

The Company and Mr. Akam are a party to that certain Employment Agreement dated January 22, 2013 pursuant to which Mr. Akam agreed to serve as the Chief Operating Officer of the Company (the “Employment Agreement”). A copy of the Employment Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 28, 2013. The Company and Mr. Akam have not amended the Employment Agreement in connection with the above appointments, and Mr. Akam will not receive any additional compensation in connection with the above appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RESTAURANT CONCEPTS, INC.

Dated: July 31, 2013	By:	/s/ Richard W. Akam
Richard W. Akam Chief Executive Officer